Exhibit 15.3

Letter from KPMG LLP addressed to the SEC regarding the Change in Registrant’s Certifying Accountant disclosures in this Annual Report on Form 20-F

March 20, 2023

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Haleon plc (Haleon or the Company) and, under the date of March 20, 2023, we reported on the consolidated financial statements of Haleon as of and for the year ended December 31, 2022. On December 16, 2022, we were notified that Haleon selected KPMG LLP (UK) as its principal accountant for the year ending December 31, 2023, and that the auditor-client relationship with KPMG LLP (US) will cease upon completion of the review of Haleon’s condensed consolidated interim financial statements as of and for the period ending March 31, 2023. We have read Haleon’s statements included under the caption “Change in certifying accountant” of its Form 20-F dated March 20, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with any of Haleon’s statements included in the first, second, third, and fifth paragraphs under the caption “Change in certifying accountant for the year ended 31 December 2022” that relate to Deloitte LLP, independence matters of Deloitte LLP or the Company’s Audit and Risk Committee’s consideration of those matters. We are also not in a position to agree or disagree with any of the Company’s statements included in the fifth paragraph under the caption “Change in certifying accountant for the year ended 31 December 2023” relating to the Company consulting with KPMG LLP (UK).

Very truly yours,

/s/KPMG LLP